FIRST AMENDMENT TO KIRKLAND’S, INC.
2002 EQUITY INCENTIVE PLAN

WHEREAS, KIRKLAND’S, INC. (the “Company”) maintains the Kirkland’s, Inc. 2002 Equity Incentive Plan (the “Plan”) for the benefit of the employees, directors, consultants and advisors of the Company and its Subsidiaries (as defined in the Plan); and

WHEREAS, Section 9 of the Plan provides that, subject to certain restrictions, the board of directors of the Company, may amend the Plan from time to time; and

WHEREAS, the Company desires to amend the Plan in order to permit Restricted Share Units, as defined below, to be granted pursuant to the provisions of the Plan; and

NOW, THEREFORE, effective March 17, 2006, the Kirkland’s, Inc. 2002 Equity Incentive Plan is amended as follows:

Section 1 of the Plan is amended by restating subsection (a) as follows:

(a) “Award” means the grant of Options, SARs, Restricted Shares or Restricted Share Units pursuant to the provisions of the Plan.

Section 1 of the Plan is amended by adding the following subsection (v):

(v) “Restricted Share Unit” means a contractual right that entitles the Participant, subject to the restrictions in Section 8 hereof, to receive one Share.

Section 8 of the Plan is amended by restating such section as follows:

8. Restricted Shares and Restricted Share Units.

(a) Issuance. Restricted Shares and Restricted Share Units may be issued either alone or in conjunction with other Awards. The Board will determine the time or times within which Restricted Shares or Restricted Share Units may be subject to forfeiture, and all other conditions of such Awards.

(b) Awards and Certificates. The Award Agreement evidencing the grant of any Restricted Shares or Restricted Share Units will contain such terms and conditions, not inconsistent with the terms of the Plan, as the Board deems appropriate in its sole and absolute discretion. The prospective recipient of an Award of Restricted Shares or Restricted Share Units will not have any rights with respect to such Award, unless and until such recipient has executed an Award Agreement and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such Award. The purchase price for Restricted Shares or Restricted Share Units may, but need not, be zero.

A share certificate will be issued in connection with each Award of Restricted Shares. Such certificate will be registered in the name of the Participant receiving the Award and will bear the following legend and/or any other legend required by this Plan, the Award Agreement, the Company’s shareholders’ agreement, if any, and any applicable law:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE KIRKLAND’S, INC. 2002 INCENTIVE PLAN AND AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND KIRKLAND’S, INC. COPIES OF THAT PLAN AND AGREEMENT ARE ON FILE IN THE PRINCIPAL OFFICES OF KIRKLAND’S, INC. AND WILL BE MADE AVAILABLE TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON REQUEST TO THE SECRETARY OF THE COMPANY.

Share certificates evidencing Restricted Shares shall be held in custody by the Company or in escrow by an escrow agent until the restrictions thereon have lapsed. As a condition of any Restricted Share award, the Participant may be required to deliver to the Company a share power, endorsed in blank, relating to the Shares covered by such Award.

(c) Restrictions and Conditions. The Restricted Shares or Restricted Share Units awarded pursuant to this Section 8 will be subject to the following restrictions and conditions, as applicable:

(i) During a period commencing with the date of an Award of Restricted Shares and ending at such time or times as specified by the Board (the “Restriction Period”), the Participant will not be permitted to sell, transfer, pledge, assign or otherwise encumber Restricted Shares awarded under the Plan. The Board may condition the lapse of restrictions on Restricted Shares or Restricted Share Units upon the continued employment or service of the recipient, the attainment of specified individual or corporate performance goals, or such other factors as the Board may determine, in its sole and absolute discretion.

(ii) Except as provided in this Paragraph (ii) or Section 8(c)(i), once the Participant has been issued a certificate or certificates for Restricted Shares, the Participant will have, with respect to the Restricted Shares, all of the rights of a shareholder of the Company, including the right to vote the Shares, and the right to receive any cash distributions or dividends. The Board, in its sole discretion, as determined at the time of award, may permit or require the payment of cash distributions or dividends to be deferred and, if the Board so determines, reinvested in additional Restricted Shares to the extent Shares are available under Section 3 of the Plan. Any distributions or dividends paid in the form of securities with respect to Restricted Shares will be subject to the same terms and conditions as the Restricted Shares with respect to which they were paid, including, without limitation, the same Restriction Period. A Participant whose Award consists of Restricted Share Units shall not have the right to vote or receive dividend equivalents with respect to such Restricted Share Units.

(iii) Subject to the applicable provisions of the Award Agreement, if a Participant’s service with the Company terminates prior to the expiration of the Restriction Period, all of that Participant’s Restricted Shares or Restricted Share Units that then remain subject to forfeiture will then be forfeited automatically.

(iv) If and when the Restriction Period expires without a prior forfeiture of the Restricted Shares subject to such Restriction Period (or if and when the restrictions applicable to Restricted Shares lapse pursuant to Sections 3(d)), the certificates for such Shares will be replaced with new certificates, without the portion restrictive legends described in Section 8(b) applicable to such lapsed restrictions, and such new certificates will be promptly delivered to the Participant, the Participant’s representative (if the Participant has suffered a Disability), or the Participant’s estate or heir (if the Participant has died).

This amendment has been adopted and executed this 17th day of March, 2006.

KIRKLAND’S, INC.

By: /s/ Robert E. Alderson

Name & Title: Robert E. Alderson, Chief Executive Officer